BUSINESS INCUBATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1 day of January, 2022.

AMONG:

INCUBARA CAPITAL CORP., a company incorporated under the laws of British Columbia having its registered and records offices at 6th Floor, 905 West Pender Street, Vancouver, BC, V6C 1 L6

("lncubara")

OF THE FIRST PART

AND:

XRApplied Technologies Inc of 510 Burrard St, suite 908 Vancouver BC V6C 3A8.

(the "Client")

OF THE SECOND PART

WHEREAS:

A.lncubara is in the business of identifying entrepreneurs, developers, and corporations with leading edge technologies, particularly involved in augmented reality ("AR"), virtual reality (''VR") and Metaverse technologies with a focus on high quality content creation and production.

B.The Client has an experienced ARNR development team (the "Technology"); and

C.The Client has requested the lncubara provide funding for the development of the Technology and provide incubator services to the Client as described in this Agreement.

NOW THEREFORE in consideration of the foregoing and of the mutual covenants hereinafter provided in this Agreement the parties have agreed and do hereby agree as follows:

1.lncubara has provided funding (or will provide funding) on a best-efforts basis, in the amount of $500,000 to the Client to acquire common shares representing_% of the issued and outstanding common shares of the Client.

2.During the currency of this Agreement, the Client shall pay lncubara a management fee of

$1,000 per month in consideration of lncubara providing the services described in paragraph 3 of this Agreement.

3.lncubara will provide the following services to the Client:

a.business and structuring advice;

b.introductions to lncubara network of service providers - legal, accounting, transfer agent and investment dealers;

c.advice on financial and fundraising matters;

d.advice on technology development

e.introduction to lncubara technology service providers - IP service providers, programmers and developers;

f.introduction to lncubara marketing advisors; and

g.providing Chief Financial Officer services to Client.

4.If the Client is a corporation, lncubara shall be entitled to have 1 representatives of lncubara (the "lncubara Representatives") appointed to the Board of Directors of the Client and the Client agrees to take all steps within its power to ensure the lncubara Representatives remain on the Board of Directors during the currency of this Agreement.

5.The Client will indemnify and hold harmless the lncubara Representatives from any and all liabilities incurred by them as a result of them acting as directors and/or officers of lncubara to the maximum amount permitted by the corporate legislation applicable to the Client.

6.The lncubara Representatives will be entitled to receive compensation as directors and officer of the Client including participation in any stock option or similar program.

7.The Client agrees that during the currency of this Agreement, the Client shall not issue any additional equity shares or securities exercisable to acquire equity shares of the Client without notifying lncubara and giving lncubara the right, exercisable for 30 days, to acquire such portion of securities issuance as is necessary for lncubara to retain its percentage of voting and equity interest in the Client (the "Pre-Emptive Right");

8.During the currency of this Agreement the Client shall not enter into any amalgamation, merger or business combination or similar transaction without the prior written approval of lncubara.

9.During the currency of this Agreement the client shall not enter into any transaction involving the disposition of any intellectual property of the Client, or grant a security interest over any intellectual property, without the prior written consent of lncubara.

10.This Agreement may be terminated at any time by lncubara and on 60 days notice by the Client (the ''Termination"). In the event the Client shall terminate the Agreement any amounts due to lncubara under this Agreement prior to the date of termination shall be paid to lncubara together with the Notice of Termination.

11.Notwithstanding the Termination of the Agreement the Pre-Emptive Right shall continue in effect until 12 months following Termination

12.Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to lncubara at its then principal office, or to the Client at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 10.

13.Notices shall be deemed given when delivered.

14.This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto adjourns to the jurisdiction of the courts of the Province of British Columbia.

15.This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

16.No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

17.A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

18.This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

19.This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

INCUBARA CAPITAL CORP.

By: "Geoff Watson" Authorized Signatory

XRApplied Technologies Inc.

By: "Mark Tomassi" Authorized Signatory